Repurchase of Subclass B2 Activity-based, Excess Capital Stock

Date of Notice: 6/30/2010

Federal Home Loan Bank of Atlanta (the Bank) will repurchase up to $300 million of Subclass B2 activity-based excess capital stock on July 15, 2010 (the Repurchase Date). The amount of activity-based excess stock to be repurchased from any shareholder will be based on the shareholder's total capital stock as of April 30, 2010.

If a shareholder had no activity-based excess stock on April 30, 2010, or has no activity-based excess stock on the Repurchase Date, the Bank will not repurchase any excess stock from that shareholder on the Repurchase Date. Shareholders with activity-based excess stock on the Repurchase Date may not opt out of the repurchase.

The Bank will credit the proceeds from the repurchase of any activity-based excess stock to each shareholder's daily investment account on July 15, 2010. The repurchase of excess capital stock is subject to the Bank continuing to meet all applicable statutory and regulatory conditions for an excess stock repurchase and all other conditions provided in the Bank's Capital Plan.

The Bank will not repurchase Subclass B1 membership-based excess capital stock outstanding as of April 30, 2010. The Bank will continue to evaluate on a quarterly basis whether to repurchase membership-based excess stock.

For questions about the activity-based excess stock repurchase, please contact the Funding Desk at 800.536.9650, extension 8011.